    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 31, 1997
                                                      REGISTRATION NO. 33-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           CDW COMPUTER CENTERS, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

           ILLINOIS                          5961                         36-3310735
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)

                            1020 EAST LAKE COOK ROAD
                         BUFFALO GROVE, ILLINOIS 60089
                                 (847) 465-6000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               MICHAEL P. KRASNY
                            CHIEF EXECUTIVE OFFICER
                           CDW COMPUTER CENTERS, INC.
                            1020 EAST LAKE COOK ROAD
                         BUFFALO GROVE, ILLINOIS 60089
                                 (847) 465-6000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   Copies to:
                              ALAN B. PATZIK, ESQ.
                     SAITLIN, PATZIK, FRANK & SAMOTNY LTD.
                             150 SOUTH WACKER DRIVE
                                   SUITE 900
                            CHICAGO, ILLINOIS 60606
                                 (312) 551-8300

               APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE:
 As soon as practicable after this Registration Statement has become effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number on the earlier effective registration statement for the same offering. [ ] ____________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

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
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                                                                    PROPOSED          PROPOSED
                                                                MAXIMUM OFFERING       MAXIMUM
TITLE OF EACH CLASS OF SECURITIES               AMOUNT TO           PRICE PER         AGGREGATE        AMOUNT OF
TO BE REGISTERED                             BE REGISTERED(1)       SHARE(2)      OFFERING PRICE(2) REGISTRATION FEE
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
Shares of Common Stock, $.01 par value per
 share, together with options issued          138,684 shares
 pursuant to the CDW 1996 Incentive Stock          and
 Option Plan(3)...........................   138,684 options         $61.875        $8,581,072.50      $2,600.33
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

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the benefit plan described herein.
(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high ($64.50) and low ($59.25) prices as reported in the consolidated reporting system on January 28, 1997.
(3) Plan Participants (as defined herein) electing the Modification (as defined herein) will become vested in 25% of the total number of shares of Common Stock held in their account under the MPK Restricted Stock Plan and will be issued an equivalent number of options under the CDW 1996 Incentive Stock Option Plan.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED JANUARY 31, 1997

PROSPECTUS

                                 138,684 SHARES
                                      AND

                                138,684 OPTIONS

                           CDW COMPUTER CENTERS, INC.
CDW LOGO                                                                CDW LOGO
                                  COMMON STOCK

     This Prospectus relates to 138,684 shares of Common Stock (the "Shares") of CDW Computer Centers, Inc. (the "Company") which are being held under the MPK Restricted Stock Plan (the "Plan") for the benefit of 96 of the Company's employees (the "Plan Participants") and options to acquire 138,684 shares of Common Stock to be granted to Plan Participants out of the CDW 1996 Incentive Stock Option Plan (the "Options"). The Company's Chairman and Chief Executive Officer established the Plan in 1993 out of his own shareholdings, and granted all persons who were employees of the Company on December 31, 1992 the right to receive a particular number of shares of Common Stock provided that the employees remained continuously employed by the Company through January 1, 2000.

     The Shares and Options are being offered in connection with a proposed modification to the Plan (the "Modification") which would enable Plan Participants, at their election, to (i) accelerate the date upon which they become vested in a portion (25%) of the restricted shares allocated to them under the Plan, and (ii) receive, from the Company, options to acquire a number of shares of the Company's Common Stock equal to the number of shares received upon electing the Modification, all in exchange for the electing Plan Participants' agreement to defer the vesting date for the shares remaining in the Plan upon completion of the offering through January 1, 2003. The Modification is being proposed by the Plan, with the support of the Company, for the purposes of (i) rewarding Plan Participants for their contributions to the past success of the Company, (ii) incenting Plan Participants to remain in the employ of the Company beyond the original vesting date of January 1, 2000 by extending the vesting period attendant to the restricted shares remaining in their Plan accounts, and (iii) motivating the Plan Participants to continue to exert their best efforts toward the future performance of the Company. Plan Participants will not tender to the Plan or the Company any cash or other property when electing the Modification and, therefore, neither the Plan nor the Company will receive any proceeds from the disposition of the Shares or Options hereby.

     The Company may assist Plan Participants with the resale of the Shares by the Plan Participants to or through underwriters or dealers. The names of any underwriters or dealers involved in the distribution of the Shares, any applicable discounts, commissions or allowances, any public offering price and the proceeds to the Plan Participants from the sale of the Shares, shall be set forth in a separate prospectus. See "Plan of Distribution."

     The Company's Common Stock is traded in the over-the-counter market and quoted on the Nasdaq National Market under the symbol CDWC. On January 30, 1997, the closing sale price of the Common Stock as reported by Nasdaq was $63.00 per share. See "Price Range of Common Stock and Dividend Policy."

     SEE "RISK FACTORS" ON PAGE 3 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE RECIPIENTS OF THE SHARES OF COMMON STOCK OFFERED HEREBY.

                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                   PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
               THE DATE OF THIS PROSPECTUS IS              , 1997

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1995; (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and (3) the description of the Company's capital stock contained in the Company's Registration Statement on Form 8-A filed May 19, 1993 registering the Company's Common Stock under Section 12(g) of the Exchange Act. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statements contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon a written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Investor Relations, 1020 East Lake Cook Road, Buffalo Grove, Illinois 60089. Telephone (847) 419-8243.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits and schedules thereto, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and to the exhibits and schedules thereto. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected without charge at the Commission's principal offices in Washington, D.C., and copies of all or any part thereof may be obtained from such office upon payment of prescribed fees.

     The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copies made at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, IL 60661; and 7 World Trade Center, Suite 1300, New York, NY 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates.

                          PRINCIPAL EXECUTIVE OFFICES

     The principal executive office of the Company is located at CDW Computer Centers, Inc., 1020 East Lake Cook Road, Buffalo Grove, Illinois 60089 and its phone number is (847) 465-6000.

                                  RISK FACTORS

     This Prospectus, including information incorporated by reference, contains forward-looking statements which involve certain risks and uncertainties. Such forward-looking statements include, but are not limited to, the Company's expectations regarding its future financial condition and operating results, business and growth strategy, market conditions and competitive environment. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth in the following risk factors and elsewhere in this Prospectus. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following factors in evaluating the Company, its business and the shares of Common Stock offered hereby.

RISKS RELATED TO DEFERRAL OF VESTING DATE

     As proposed, the Modification will result in an extension of the vesting dates for the shares remaining in the account of each Plan Participant who elects to be treated under the modified Plan. Specifically, the remaining shares will vest in equal 25% increments on January 1, 2000, 2001, 2002 and 2003. Therefore, except for certain limited exceptions related to death or disability, each Plan Participant who elects the Modification will be required to maintain continuous employment with the Company through January 1, 2003 in order to receive all of the shares which the Plan Participant would be entitled to receive on January 1, 2000 had the terms of the original Plan remained unchanged. Because each Plan Participant's employment with the Company is terminable at will by the Company, there can be no assurance that the Plan Participants will remain employed by the Company through January 1, 2003. Accordingly, there can be no assurance that Plan Participants who elect the Modification will receive any or all of the remaining shares allocated to their account.

     Additionally, by extending the vesting date for a significant portion of the shares allocated to their accounts under the Plan, Plan Participants electing the Modification will be subject to the risk of changes in the market price for the Company's Common Stock during the extended vesting period. Specifically, due to the many factors further discussed herein, there can be no assurance that the market price for the Company's Common Stock on each extended vesting date will equal or exceed the market price of the Company's Common Stock on January 1, 2000, the original vesting date under the Plan. See "Risk Factors" generally for a discussion of the factors which could adversely affect the market price of the Company's Common Stock.

RAPID GROWTH

     Since its formation in June, 1984, the Company has experienced rapid growth. As part of its business strategy, the Company intends to pursue the continuation of this growth through further development of marketing programs, the hiring of additional account executives, technical support personnel and operations personnel and investment in additional facilities and systems. The Company's success will, in part, be dependent upon the ability of the Company to manage its growth effectively. The Company's business and growth could be affected by the spending patterns of existing or prospective customers, the cyclical nature of capital expenditures of businesses, continued competition and pricing pressures, the successful development of new products, and other trends in the general economy. Future revenue and profit increases could occur at moderating rates. There can be no assurance that the Company's rapid growth will continue in the future.

FACILITIES

     In the first quarter of 1996, the Company acquired a 27 acre parcel of land in Vernon Hills, Illinois, near its present facility, upon which it presently is constructing a combined warehouse, telemarketing, retail showroom and corporate office facility. The initial phase of construction includes approximately 218,000 square feet. The Company expects to vacate its current leased facility and relocate its operations to this new facility in the third quarter of 1997. The Company will likely incur certain moving and other costs, not expected to exceed $1.0 million, relating to this relocation which would be charged to operating results in the period incurred. The Company recorded a $4.0 million charge in the first quarter of 1996 for estimated costs associated with vacating its current facility, including estimated lease costs and costs to restore the facility to its original condition. The Company calculated the amount of the exit charge considering certain assumptions regarding its ability to sublease the facility. There is no assurance that the $4.0 million charge will be adequate to cover actual costs should the Company's actual experience in subleasing the facility differ from its assumptions. Any additional costs would reduce operating results at the time such costs are known.

     In conjunction with the move to the new facility, the Company will acquire and install certain new telephone and warehousing equipment. Any significant unanticipated expense, capital cost or disruption of the Company's business or operations caused by the construction of the new facility, relocation or implementation of new telephone and warehousing equipment could have a material adverse effect on the Company and its stock price. If the Company is unable to generate increased sales and gross margins sufficient to absorb increased overhead and other costs created by its expansion, the Company would likely experience lower pre-tax margins.

     Historically, the Company has operated, and upon relocation to its new facility will continue to operate, its business from a single facility which is a combined telemarketing, warehouse, corporate office and retail showroom facility. As a result, the Company's business could be adversely affected by any destruction of the facility or other interruption of the Company's business resulting from a natural disaster or other cause.

MANAGEMENT INFORMATION SYSTEMS

     The Company's success is dependent on the accuracy and proper utilization of its management information systems, including its telephone system. The Company's ability to manage its inventory and accounts receivable collections; to purchase, sell and ship its products efficiently and on a timely basis; and to maintain its cost-efficient operation is dependent upon the quality and utilization of the information generated by its management information systems. The Company recognizes the need to continually upgrade its management information systems to most effectively manage its operations and customer data base. In that regard, the Company anticipates that it will, from time to time, require software and hardware upgrades for its present management information systems. The Company believes that its management information systems, coupled with these ongoing enhancements, are sufficient to sustain its present operations and its anticipated growth for the foreseeable future. Any interruption in the availability or use of the management information systems as a result of system failure or otherwise could have a material adverse effect on the Company's operations. The Company does not currently have a redundant or back-up telephone system and any interruption in telephone service could have a material adverse effect on the Company's operations.

DEPENDENCE ON SENIOR MANAGEMENT

     The Company's future performance will depend to a significant extent upon the efforts and abilities of certain members of senior management, in particular those of Michael P. Krasny, Gregory C. Zeman, Daniel B. Kass, Harry J. Harczak, Jr., Daniel F. Callen, Paul A. Kozak, James Shanks, Donald Gordon and Mary Gerlits, who serve as Chief Executive Officer, President, Vice President-Sales, Chief Financial Officer, Vice President-Finance, Vice President-Purchasing, Vice President-MIS, Vice President-Advertising and Vice President-Human Resources, respectively. The loss of service of one or more of these persons could have an adverse effect on the Company's business. Messrs. Krasny, Zeman and Kass are subject to employment agreements with the Company. The Company's success and plans for future growth will also depend on its ability to hire, train and retain skilled personnel in all areas of its business.

POTENTIAL QUARTERLY FLUCTUATIONS AND VOLATILITY OF STOCK PRICE

     The Company could experience variability in its net sales and net income on a quarterly basis as a result of many factors, including the condition of the personal computer industry in general, shifts in demand for hardware and software products and the introduction of new products or upgrades. The Company's operating results are also highly dependent upon its level of gross profit as a percentage of net sales which fluctuates due to numerous factors which may be outside of the Company's control. Such factors include the availability of opportunistic purchases, changes in prices from suppliers, rebate and incentive programs available from suppliers, general competitive conditions, changes in currency exchange rates and the relative mix of products sold during the period.

     The technology sector of the United States stock markets has experienced substantial volatility in recent periods, and the market price of the Company's common stock has, likewise, experienced volatility during these periods. Numerous conditions which impact the technology sector or the stock market in general or the Company in particular, whether or not such events relate to or reflect upon the Company's operating performance, could adversely affect the market for the Company's common stock. Furthermore, fluctuations in the Company's operating results, increased competition, reduced vendor incentives and trade credit, higher postage and operating expenses, and other developments, could have a significant impact on the market price of the common stock.

RELIANCE ON VENDORS AND PRODUCT LINES

     The Company acquires products for resale both directly from manufacturers and indirectly through distributors and other sources. The Company is generally authorized by manufacturers to sell via direct marketing all or certain products offered by the manufacturer. The Company's authorization with each manufacturer provides for certain terms and conditions, which may include one or more of the following: product return privileges, price protection policies, purchase discounts and vendor incentive programs, such as purchase rebates and cooperative advertising reimbursements. Additionally, certain products are subject to manufacturer allocation, which limits the number of units of such products available to resellers, including the Company. The Company's business and results of operations may be adversely affected if the terms and conditions of the Company's authorizations were significantly modified or if certain products become unavailable to the Company, whether such unavailability is because the manufacturer terminates the Company's authorization or the product is subject to allocation or otherwise. In addition, the relocation of key distributors utilized in the Company's just-in-time purchasing model could adversely impact the Company's results of operations.

     No individual vendor exceeded 10% of the Company's total purchases during the twelve months ended December 31, 1995. For the nine months ended September 30, 1996, Toshiba America Incorporated and Ingram Micro were the only vendors from whom purchases exceeded 10% of total purchases. The loss of either of these vendors or any other key vendors could have an adverse effect on the Company.

     Vendors currently provide the Company with trade credit as well as substantial incentives in the form of discounts, rebates, credits, and cooperative advertising reimbursement. Cooperative advertising reimbursements, which represent the largest proportion of vendor incentives, were 2.1% of net sales for the twelve months ended December 31, 1995 and the nine months ended September 30, 1996. A reduction in, discontinuance of, or significant delay in receiving trade credit or incentives could adversely affect the Company's profitability and cash flow.

INVENTORY MANAGEMENT

     Given the rapid technological changes that affect the market for products sold by the Company, the Company seeks to minimize its inventory exposure through a variety of inventory control procedures and policies, including certain vendor programs. However, there can be no assurance that such practices will continue or that unforeseen product developments will not adversely impact the Company's operations. The Company maintained an investment in product inventory of $27.4 million and $46.0 million at December 31, 1995 and at September 30, 1996, respectively, of which approximately $174,000 (.79%) and $313,000 (.76%), respectively, of product inventory on-hand was more than 90 days old. The Company's annualized inventory turn-over was 22 and 21 for the twelve months ended December 31, 1995 and the nine months ended September 30, 1996, respectively.

     The Company periodically takes advantage of cost savings associated with certain opportunistic bulk inventory purchases. Such opportunistic bulk purchases could increase the Company's exposure to inventory obsolescence.

INDUSTRY EVOLUTION AND PRICE CHANGES

     The microcomputer industry has evolved as a result of, among other things, the development of new technologies which are translated by manufacturers into new products and applications. The Company has been and will continue to be dependent on the continued development of new technologies and products by its vendors, as well as the acceptance of the new products by end-users. A decrease in the rate of development of new technologies and new products by manufacturers could have a material adverse effect on the Company's growth prospects and results of operations.

     Additionally, the industry has become more accepting of large-volume, cost-effective channels of distribution such as computer superstores, consumer electronic and office supply superstores, national direct marketers and mass merchants. In addition, several of the Company's competitors are attempting to market computer products through electronic commerce, including the Internet. While these efforts to date represent only a small percentage of industry-wide sales, such sales may grow if end-user acceptance of electronic commerce increases. Although the Company offers products for sale via electronic commerce, there can be no assurance that the Company's sales via electronic commerce will meet or exceed sales levels generated by competitors.

     The current industry configuration may result in increased pricing pressures. Decreasing prices of microcomputers and related products, resulting in part from technological changes, may require the Company to sell a greater number of products to achieve the same level of net sales and gross profit. Such a trend could make it more difficult for the Company to continue to increase its net sales and earnings growth. In addition, if the growth rate of microcomputer sales were to slow down, the Company's operating results could be adversely affected.

COMPETITION

     The microcomputer products industry is highly competitive. The Company competes with a large number and variety of resellers of microcomputer and related products. In the hardware category, the Company competes with traditional microcomputer retailers, computer superstores, consumer electronic and office supply superstores, mass merchandisers, national direct marketers and value-added resellers. In the software and accessories categories, the Company generally competes with these same resellers as well as specialty retailers and resellers. Certain national computer resellers also have established or acquired their own direct marketing operations. In addition, as a result of improving technology, certain software manufacturers have developed and may continue to develop sales methods that allow customers to download software programs and packages directly onto the customer's system through the use of modem telecommunications. The Company also competes with distributors and manufacturers that sell hardware and software directly to certain customers. Several of the Company's current and potential competitors are larger and have substantially greater resources than the Company. Additionally, several competitors in the direct market industry have raised capital in the public markets through initial and subsequent public offerings. The increased visibility of these companies and their access to the capital markets may improve their market position and their ability to compete with the Company. The Company believes that competition may increase in the future, which could require the Company to reduce prices, increase advertising expenditures or take other actions which may have an adverse effect on the Company's operating results.

SHIPPING, POSTAGE AND PAPER COSTS

     Shipping, postage and paper costs are significant expenses in the operation of the Company's business. The Company ships its products to customers generally by United Parcel Service, Federal Express and other overnight delivery and surface services. The Company generally invoices customers for shipping and handling charges. There can be no assurance that future increases in the cost of commercial delivery services can be passed on to the Company's customers, which could have an adverse effect on the Company's operating results. Additionally, strikes or other service interruptions by such shippers could adversely affect the Company's ability to market or deliver product on a timely basis.

     The Company incurs substantial paper and postage costs related to its marketing activities. Although these costs are partially offset by cooperative advertising rebates from vendors, any increases in postal or paper costs (paid by the Company for its catalog production and mailings) could have an adverse effect on the Company's operating results.

STATE SALES TAX COLLECTION

     The Company presently collects retail occupation tax, commonly referred to as sales tax, or other similar tax only on sales of products to non-exempt residents of the State of Illinois. Various states have sought to impose on direct marketers the burden of collecting state sales taxes on the sale of products shipped to that state's residents. The United States Supreme Court has ruled that the various states, absent Congressional legislation, may not impose tax collection obligations on an out-of-state mail order company whose only contacts with the taxing state are the distribution of catalogs and other advertisement materials through the mail and whose subsequent delivery of purchased goods is by U.S. mail or interstate common carriers. Although a 1995 New York state court case has imposed tax collection obligations on out-of-state companies, one of which was a mail order company whose contacts with the other state consisted of visiting the state several times a year to aid customers or visiting stores stocking their goods, the Company believes its operations are different from the operations of the companies in that case and thus do not give rise to tax collection obligations. However, the Company cannot predict the level of contact with any state which would give rise to future or past tax collection obligations within the parameters of the Supreme Court case. Additionally, within the first or second quarter of 1997, the Company anticipates that certain legislation will be reintroduced in the United States Senate which, if passed, would impose state sales tax collection obligations on out-of-state mail order companies such as the Company, whose sales to residents of the taxing state exceed $100,000 per year in the aggregate. The Company believes its present sales to residents of numerous states would exceed this level. If the bill is enacted, or the Company is deemed to have a physical presence in one or more states, the imposition of a tax collection obligation on the Company may result in additional administrative expenses to the Company and price increases to the customer that could adversely affect the Company.

LEGAL PROCEEDINGS

     In June, 1993 following the Company's initial public offering, a former officer, director and shareholder of the Company filed a complaint against the Company and its Chairman and Chief Executive Officer, Michael P. Krasny, alleging violations of the federal securities laws, fraud and breach of fiduciary duty in connection with the 1990 purchase by the Company of the former shareholder's 20% interest in the Company. The Company and Mr. Krasny believe that the purchase of the shares was conducted honestly and properly and that the suit by the shareholder is without merit. The Company and Mr. Krasny are committed to vigorously defending the litigation. Mr. Krasny has agreed to indemnify and reimburse the Company for all damages and expenses, net of tax benefits received by the Company, related to this action. The applicable accounting rules provide that certain amounts assumed by Mr. Krasny on behalf of the Company be recorded by the Company for financial reporting purposes as an expense and a related increase to paid-in capital, net of tax effects. Accordingly, while having no impact on the Company's cash flow, any such expenses incurred by Mr. Krasny on behalf of the Company, including litigation, settlement or judgment costs, would negatively impact the Company's results of operations in the period incurred. If this action goes to trial, the expenses attributable thereto are expected to increase significantly which, although reimbursed by Mr. Krasny, will result in a decrease in the Company's reported results of operations. Should a negative result occur in this action, Mr. Krasny could be required to transfer certain of his shares of Common Stock to such former shareholder or determine to sell certain of his shares to finance such amounts. Such a transfer or sale by Mr. Krasny could adversely impact the market price of the Common Stock.

CONTROL BY INSIDERS

     Upon the completion of the offering, Michael P. Krasny and certain trusts and entities controlled by Mr. Krasny and created for the benefit of Mr. Krasny's family and certain employees will possess up to 58.9% of the total combined voting power of the Company's outstanding stock. Accordingly, Mr. Krasny will be able to determine the outcome of all corporate decisions, effect all corporate transactions (including mergers, consolidations and the sale of all or substantially all of the Company's assets), or prevent or cause a change in control in the Company without the consent of the other holders of the Common Stock. In addition, Mr. Krasny may be able to cause the Company to file a registration statement enabling him to sell additional shares in the public market.

     However, in order to maintain and motivate the Company's workforce, in 1993 Mr. Krasny granted out of his personal holdings restricted stock and options to acquire Common Stock to certain employees, the effect of which could be to reduce, over time, the total voting power possessed by Mr. Krasny. After giving effect to the exercise of all of the options issued by, and the vesting of the restricted stock granted by, Mr. Krasny under the MPK Stock Option Plan and MPK Restricted Stock Plan, respectively, and assuming that no additional shares of Common Stock are issued by the Company, Mr. Krasny will own up to approximately 41.4% of the issued and outstanding shares of Common Stock. In addition, the Company has adopted stock option plans pursuant to which it is authorized to issue up to 4,110,260 shares of its Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE AND ISSUANCE OF ADDITIONAL SHARES

     There will be 21,524,986 shares of Common Stock outstanding after completion of this offering, of which 12,723,802 shares are "restricted shares" for purposes of the Securities Act of 1933, as amended (the "Securities Act"). All of the restricted shares are currently eligible for sale into the market, subject to the limitations set forth in Rule 144 promulgated under the Securities Act and the terms of the MPK Restricted Stock Plan and the MPK Stock Option Plan. Sales of a substantial number of shares of Common Stock in the public market, whether by purchasers in the offering or other shareholders of the Company, could adversely affect the prevailing market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. In addition, the issuance of additional shares of stock by the Company could result in the dilution of voting power of the shares of Common Stock purchased in the offering.

                                USE OF PROCEEDS

     There will be no proceeds or property received by the Company or the Plan upon completion of this offering. The Shares of Common Stock being offered hereby by the Plan, and the options being offered by the Company, are being offered in connection with the Modification for the purposes of (i) rewarding the Plan Participants for their contributions to the past success of the Company, (ii) incenting the Plan Participants to remain in the employ of the Company past January 1, 2000, the original Plan vesting date and (iii) motivating the Plan Participants to continue to exert their efforts toward the future performance of the Company. Accordingly, in order to receive the Shares being offered hereby, the Plan Participants who elect the Modification will be required to agree to extend the vesting dates for the shares remaining in their Plan account after the completion of this offering. See "Plan of Distribution."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The following table sets forth the high and low sales prices for the Company's Common Stock (as adjusted for the Stock Split (as defined below)) for the periods indicated as reported by the Nasdaq National Market. Trading began in the Company's Common Stock on May 27, 1993. As of September 30, 1996, the Company believes that there were approximately 2,400 beneficial owners of Common Stock.

                                                                   PRICE RANGE
                                                                ------------------
                       QUARTER ENDED                             HIGH        LOW
                       -------------                             ----        ---
March 31, 1995..............................................    $26 5/32   $20 1/3
June 30, 1995...............................................     36 5/32    22 1/2
September 30, 1995..........................................     42 1/3     32 53/64
December 31, 1995...........................................     38 1/3     24 53/64
March 31, 1996..............................................     39 5/32    22 1/2
June 30, 1996...............................................     59         32 53/64
September 30, 1996..........................................     74         35
December 31, 1996...........................................     72 1/4     59 1/4
March 31, 1997 (through January 30, 1997)...................     70         52

     The last reported sale price of the Company's Common Stock on January 30, 1997 was $63.00 per share.

     The Company has never paid cash dividends on its Common Stock and does not anticipate paying cash dividends on Common Stock in the foreseeable future. The payment of cash dividends on shares of Common Stock will depend upon the earnings of the Company, the Company's capital requirements and other financial factors which are considered relevant by the Company's Board of Directors. On July 15, 1996, the Company effected a stock split in the form of a stock dividend pursuant to which each shareholder of record on July 5, 1996 received three shares of the Company's Common Stock for every two shares of Common Stock owned as of that date (the "Stock Split").

                              SELLING SHAREHOLDER

     The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of December 31, 1996 and the number of shares offered pursuant to this Prospectus by the Plan, which is the sole Selling Shareholder.

                                            BENEFICIAL OWNERSHIP                        BENEFICIAL OWNERSHIP
                                            PRIOR TO OFFERING(1)                        AFTER OFFERING(1)(3)
                                           ----------------------     NUMBER OF        ----------------------
                                           NUMBER OF                 SHARES BEING      NUMBER OF
                  NAME                      SHARES        PERCENT     OFFERED(2)        SHARES        PERCENT
                  ----                     ---------      -------    ------------      ---------      -------
MPK Restricted Stock Plan(1).............   554,736         2.6%       138,684          416,052         1.9%

-------------------------
(1) The Plan is administered by Michael P. Krasny, the Company's Chairman and Chief Executive Officer. In his capacity as Administrator of the Plan, Mr. Krasny exercises sole voting power of the shares. In addition to the Plan shares, Mr. Krasny acts as administrator of the MPK Stock Option Plan, which holds 3,343,838 shares of the Company's Common Stock for the benefit of certain Company officers. In addition, Mr. Krasny owns 8,903,655 shares of the Company's Common Stock directly, and has indirect ownership of 8,560 shares owned by Mr. Krasny's minor stepson and shares in certain trusts. The Plan's mailing address is Michael P. Krasny, Administrator, MPK Restricted Stock Plan c/o CDW Computer Centers, Inc., 1020 East Lake Cook Road, Buffalo Grove, Illinois 60089.

(2) Represents 25% of all shares being held in the Plan, which shares are eligible for accelerated vesting under the Modification.

(3) Assumes all Plan Participants elect to be treated under the Modification. The shares remaining in the accounts of Plan Participants who elect the Modification will vest in equal 25% installments on January 1, 2000, 2001, 2002 and 2003. Any Plan Participants who do not elect the Modification will vest in all of their Plan shares on January 1, 2000, as originally scheduled, provided they remain continuously employed by the Company through such date. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

     The shares and accompanying options being offered hereby are being offered in connection with a proposed modification (the "Modification") to the MPK Restricted Stock Plan (the "Plan"), a plan established in 1993 by Mr. Krasny, the Company's Chairman and Chief Executive Officer, out of his own Company shareholdings, to reward certain of the Company's employees ("Plan Participants") for past service on behalf of the Company. Pursuant to the present terms of the Plan, each Plan Participant will receive a designated number of shares of the Company's Common Stock on January 1, 2000, assuming the Plan Participant remains continuously employed by the Company until such date. Plan Participants who fail to remain continuously employed until such date (other than by reason of death or disability) will forfeit their right to their designated shares and such shares will revert to Mr. Krasny. The Plan and the Company are proposing modifications to the Plan in order to permit Plan Participants to receive a portion of their Plan shares prior to the original vesting date, while at the same time further encouraging Plan Participants to remain in the employ of the Company after the January 1, 2000 vesting date, and motivating the Plan Participants to exert their best efforts toward the future performance of the Company.

     Under the Modification proposal, each Plan Participant will have the right to elect, in his/her sole and absolute discretion, to continue to be treated under the Plan as presently in effect or to adopt a modified vesting schedule for his/her shares. The modified vesting schedule would provide that any electing Plan Participant would receive accelerated vesting for 25% of the shares allocated to his/her account. The accelerated vesting date shall be the date upon which Mr. Krasny, as Plan Administrator, shall complete all actions necessary to distribute the Shares to the Plan Participants electing the Modification. Such date is not expected to be later than March 31, 1997. The vesting dates for the remaining 75% of the shares would be modified to vest in equal 25% installments on January 1, 2000, 2001, 2002 and 2003.

     Additionally, any employee electing the Modification would receive options from the Company to acquire the Company's Common Stock equal to the number of shares received upon accelerated vesting. The exercise price for these options would be the closing market price of the Company's Common Stock on the date immediately preceding the date the Plan shares are distributed to the Plan Participants electing the Modification and would vest in equal 25% installments on January 1, 2001, 2002, 2003 and 2004. These options will be granted under the CDW 1996 Incentive Stock Option Plan, for which a registration statement on Form S-8 will be filed by the Company prior to any option exercise date. See "Description of the Stock Option Plan."

     The Shares being offered hereby represent 25% of all shares held under the Plan, being the shares eligible for accelerated vesting under the Modification. Plan Participants electing the Modification will receive their portion of the Plan shares directly from the Plan on the accelerated vesting date. There will be no underwriter or coordinating broker acting in connection with this offering. All of the expenses of the offering, including filing, legal and transfer agent fees shall be borne by the Company.

     Upon receipt of the Shares, Plan Participants may, at their discretion, (i) hold the Shares for investment or for future sale or (ii) effect a sale of the Shares pursuant to an offering registered under the Securities Act of 1933, as amended, through a managing underwriter or underwriters. The Company may assist the Plan Participants with a registered resale of the Shares by Plan Participants. In the event the Company arranges for the sale of the Shares, the manner and terms of such offering, including the names of any underwriters or dealers, the purchase price or prices of the Shares, the proceeds to the Plan Participants from the sale of any Shares, any public offering price, any underwriting discount or commission and any discounts, commissions or concessions allowed or reallowed or paid by any underwriter to other dealers, shall be set forth in a separate prospectus.

     Underwriters or dealers who participate in a distribution of the Shares and their officers, directors and controlling persons, may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which such underwriters or dealers may be required to make in respect of such liabilities.

     The Company has entered into a letter agreement with the Plan and Mr. Krasny as administrator thereof (collectively, the "Indemnitees") pursuant to which, among other things, the Company has agreed to indemnify and hold the Indemnitees harmless, to the full extent permitted by law, from and against any and all losses, claims, damages, liabilities, judgments, fines, penalties, amounts paid in settlement and expenses (including reasonable attorney's fees and costs of investigation and preparation) incurred by the Indemnitees in connection with any action, claim, suit or other proceeding instituted or threatened against the Indemnitees by any person, firm, corporation, governmental body, agency or instrumentality, or other entity (including, without limiting the generality of the foregoing, any action, claim, suit or other proceeding brought by one or more of the security holders of the Company, or in the name thereof), by the fact of, or in any way relating to, the Indemnitees serving as a director or officer, or in a similar capacity of the Company or of any of its affiliates, at any time, except to the extent that any such liabilities or expenses result from the Indemnitees' willful misconduct, gross negligence, fraud, acts or omissions not in good faith or transactions in which the Indemnitees derived an improper personal benefit, in each case, as determined by a court of competent jurisdiction in a final judgment from which no further appeal can be taken. It shall not be deemed to be willful misconduct, gross negligence or fraud if the Indemnitees act in good faith in accordance with recommendations or policies of the management or any third party professional advisor of the Company or its affiliates.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                      DESCRIPTION OF THE STOCK OPTION PLAN

     The Company has established the CDW 1996 Incentive Stock Option Plan (the "Stock Option Plan") effective as of November 14, 1996. A maximum of 3,000,000 shares of Common Stock in aggregate, subject to adjustment, have been initially authorized for the granting of stock options under the Stock Option Plan. The purposes of the Stock Option Plan are to advance the interests of the Company and its shareholders by providing Company employees with an additional incentive to continue their efforts on behalf of the Company, as well as to attract to the Company people of experience and ability. The Stock Option Plan is intended to comply with Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

     It is expected that all directors, officers, employees and consultants of the Company or its subsidiaries will be eligible to participate under the Stock Option Plan, as deemed appropriate by the Compensation and Stock Option Committee of the Company's Board of Directors. Recipients of options under the Stock Option Plan will not pay any cash consideration to the Company to receive the options. The Stock Option Plan will be administered by the Compensation and Stock Option Committee. The options will have exercise prices at least equal to 100% of the fair market value of the Common Stock at date of grant. Options will expire no later than the twentieth anniversary of the date of grant. An option holder will be able to exercise options from time to time, subject to vesting. Options will not vest prior to the third anniversary of the date of grant, except that options will vest immediately upon the earlier of death or disability of a participant. Upon termination for cause by the Company, all vested and unvested options will be forfeited. Upon termination of employment with the Company, other than for cause by the Company or upon death or disability, all unvested options shall be forfeited and vested options shall be exercisable only during the ninety (90) day period following termination of employment. Subject to the above conditions, the exercise price, duration of the options and vesting provisions will be set by the Compensation and Stock Option Committee in its discretion. The Stock Option Plan can be amended by the Compensation and Stock Option Committee for any reason, provided, however, that shareholder approval is required to effect any amendment which alters the terms or conditions of any outstanding options.

     THIS DESCRIPTION OF THE STOCK OPTION PLAN IS MERELY INTENDED TO BE A SUMMARY AND IS QUALIFIED IN ITS ENTIRETY BY THE STOCK OPTION PLAN ITSELF, A COPY OF WHICH HAS BEEN FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART. PLAN PARTICIPANTS ELECTING THE MODIFICATION ARE URGED TO READ THE STOCK OPTION PLAN IN FULL AND DIRECT ANY QUESTIONS OR REQUESTS FOR INFORMATION TO MR. HARRY J. HARCZAK, JR., THE COMPANY'S CHIEF FINANCIAL OFFICER.

                             SUMMARY OF TAX EFFECTS

     Plan Participants who elect the Modification will, upon completion of this offering, recognize compensation income in an amount equal to the product of (i) the number of shares which immediately vest (25% of their Plan shares) and (ii) the fair market value for the Company's Common Stock on the accelerated vesting date. This income is subject to ordinary income tax for both federal and state tax purposes, and federal social security tax (FICA) and medicare tax, all for the 1997 tax year. The tax obligations noted herein are the responsibility of each Plan Participant. Such tax obligations may be met, in whole or part, through withholding from the proceeds of the subsequent sale of any Plan shares, direct payments by Plan Participants to taxing authorities, or withholding from other compensation, all as is permissible, or required, by applicable statute, rule or regulation.

     The stock options to be received by Plan Participants electing the Modification will not result in taxable income to the Plan Participants until such options are exercised. Upon exercise, the Plan Participants will recognize ordinary income in an amount equal to the product of (i) the difference between the fair market value of the Company's Common Stock on the date of exercise and the option exercise price, assuming the fair market value on the date of exercise exceeds the exercise price, and (ii) the number of options exercised. The income generated on exercise of these options also will be subject to federal, state, FICA and medicare tax. Neither the Plan nor the Stock Option Plan are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, nor are they qualified plans under the Internal Revenue Code of 1986, as amended.

     THE FOREGOING SUMMARY OF TAX EFFECTS RELATED TO THE MODIFICATION IS A SUMMARY ONLY AND IS NOT INTENDED TO BE COMPREHENSIVE IN ITS SCOPE. EACH PLAN PARTICIPANT SHOULD CONSULT HIS/HER OWN TAX AND/OR LEGAL REPRESENTATIVE TO DETERMINE THE EFFECT THE MODIFICATION WILL HAVE ON HIS/HER PERSONAL FINANCIAL SITUATION.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby is being passed upon for the Plan by Saitlin, Patzik, Frank & Samotny Ltd., Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Coopers & Lybrand L.L.P. independent accountants, as set forth in their reports thereon included therein and incorporated herein by reference. The consolidated financial statements and financial statement schedule of the Company are incorporated by reference herein in reliance upon the reports of such firm given the authority of such firm as experts in accounting and auditing.

-------------------------------------------------------
-------------------------------------------------------

     NO DEALER, SALES REPRESENTATIVE, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.

                           -------------------------

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Incorporation of Certain Documents by
  Reference............................      2
Additional Information.................      2
Principal Executive Offices............      2
Risk Factors...........................      3
Use of Proceeds........................      9
Price Range of Common Stock and
  Dividend Policy......................      9
Selling Shareholder....................     10
Plan of Distribution...................     11
Description of the Stock Option Plan...     12
Summary of Tax Effects.................     13
Legal Matters..........................     13
Experts................................     13

-------------------------------------------------------
-------------------------------------------------------

-------------------------------------------------------
-------------------------------------------------------

                                 138,684 SHARES
                                      AND

                                138,684 OPTIONS

                                    CDW LOGO

                           CDW COMPUTER CENTERS, INC.

                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                                           , 1997
                            ------------------------

-------------------------------------------------------
-------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission Registration Fee.........  $ 2,600.33
Printing and Engraving Expenses.............................      10,000+
Legal Fees and Expenses.....................................      20,000+
Transfer Agent Fees and Expenses............................       5,000+
Miscellaneous...............................................       5,000+
                                                              ----------
  Total.....................................................  $42,600.33+
                                                              ==========

-------------------------
+ Estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The indemnification provisions applicable to the directors of the Company are set out in Article Ninth of the Certificate of Incorporation and Article VII of the By-Laws, respectively, as follows:

     CERTIFICATE OF INCORPORATION:

     Ninth: The Corporation shall, to the full extent permitted by Section 8.75 of the Illinois Business Corporation Act, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

     BYLAWS:

                                  ARTICLE VII

                               INDEMNIFICATION OF
                        DIRECTORS, EMPLOYEES AND AGENTS

     SECTION 1. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment or settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     SECTION 2. The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application, that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     SECTION 3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     SECTION 4. Any indemnification under Sections 1 and 2 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 and 2. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceedings, or (b) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the shareholders.

     SECTION 5. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding, as authorized by the Board of Directors in the specific case, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the corporation authorized in this Article.

     SECTION 6. The indemnification provided by this article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any contract, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     SECTION 7. The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article.

CONTRACTUAL:

     The Company has entered into a letter agreement with the Plan and Michael
P. Krasny, as Administrator thereof, (collectively, the "Indemnitees") pursuant to which, among other things, the Company has agreed to indemnify and hold the Indemnitees harmless, to the full extent permitted by law, from and against any and all losses, claims, damages, liabilities, judgments, fines, penalties, amounts paid in settlement and expenses (including reasonable attorneys' fees and costs of investigation and preparation) incurred by the Indemnitees in connection with any action, claim, suit or other proceeding instituted or threatened against the Indemnitees by any person, firm, corporation, governmental body, agency or instrumentality, or other entity (including, without limiting the generality of the foregoing, any action, claim, suit or other proceeding brought by one or more of the security holders of the Company, or in the name thereof), by reason of the fact of, or in any way relating to, the Indemnitees serving as a director or officer, or in a similar capacity of the Company or of any of its affiliates, at any time, except to the extent that any such liabilities or expenses result from the Indemnitees' willful misconduct, gross negligence, fraud, acts or omissions not in good faith or transactions in which the Indemnitees derived an improper personal benefit, in each case, as determined by a court of competent jurisdiction in a final judgment from which no further appeal can be taken. It shall not be deemed to be willful misconduct, gross negligence or fraud if the Indemnitees act in good faith in accordance with recommendations or policies of the management or any third party professional advisor of the Company or its affiliates.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES. None

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS

EXHIBIT
  NO.                        DESCRIPTION OF DOCUMENT
-------                      -----------------------
  2(a)     Stock Purchase Agreement for Northbrook Ad Agency, Inc.(i)
  2(b)     Agreement and Plan of Merger by and between CDW Computer
           Centers, Inc. (a Delaware corporation) and CDW Computer
           Centers, Inc. (an Illinois corporation)(i)
  2(c)     Agreement and Plan of Merger by and between CDW Computer
           Centers, Inc. (a Delaware corporation) and CDW Computer
           Centers, Inc. (an Illinois corporation)(vii)
  3(a)     Certificate of Incorporation of CDW Computer Centers,
           Inc.(i)
  3(b)     Bylaws of CDW Computer Centers, Inc.(i)
  3(c)     Articles of Incorporation of CDW Computer Centers, Inc. (an
           Illinois corporation)(vii)
  3(d)     Bylaws of CDW Computer Centers, Inc. (an Illinois
           corporation)(vii)
  4        Specimen of Certificate for Common Stock(i)
  5        Opinion of Saitlin, Patzik, Frank & Samotny Ltd. re:
           Legality
 10(a)     CDW Computer Centers, Inc. Employees' Defined Contribution
           Retirement Plan and Trust(i)
 10(b)     CDW Incentive Stock Option Plan(i)
 10(c)     MPK Stock Option Plan and Agreement(i)
 10(d)     MPK Restricted Stock Plan and Agreement(i)
 10(e)     Employment and Non-Competition Agreement dated as of March
           15, 1993 between the Company and Michael P. Krasny(i)
 10(f)     Employment and Non-Competition Agreement dated as of March
           15, 1993 between the Company and Gregory C. Zeman(i)
 10(g)     Employment and Non-Competition Agreement dated as of March
           15, 1993 between the Company and Daniel B. Kass(i)
 10(h)     Employment and Non-Competition Agreement dated as of March
           15, 1993 between the Company and Mary C. Gerlits(i)
 10(i)     Promissory Note dated December 31, 1992 in the principal
           amount of $4,000,000 payable to Michael P. Krasny(i)
 10(j)     Security Agreement dated as of December 31, 1992 between the
           Company and Michael P. Krasny(i)
 10(k)     Loan Modification Agreement dated as of March 17, 1993
           between the Company and Michael P. Krasny(i)
 10(l)     Promissory Note dated March 19, 1993 in the principal amount of $1,000,000 payable to Gregory C. Zeman(i)
 10(m)     Security Agreement dated as of March 19, 1993 between the
           Company and Gregory C. Zeman(i)
 10(n)     Tax Indemnification Agreement to be dated as of the closing between the Company and Michael P. Krasny(i)
 10(o)     Lease Agreement dated July 31, 1989 between the Company
           (f/k/a MPK Computing, Inc.) as lessee, and IJM Management
           Limited Partnership, as agent for the owner, as lessor,
           relating to the premises located in Chicago, Illinois(i)
 10(p)     Lease Agreement dated February 22, 1993 between the Company, as lessee, and Chevy Chase Business Park Limited
           Partnership, as lessor, relating to the premises located in
           Buffalo Grove, Illinois(i)
 10(q)     Loan and Security Agreement dated as of January 4, 1993
           between the Company and American National Bank & Trust
           Company of Chicago(i)
 10(r)     Indemnification Agreement between the Company and Michael P.
           Krasny to be dated as of May 19, 1993(i)
 10(s)     CDW Director Stock Option Plan(i)
 10(t)     Second Loan Modification Agreement dated as of March 22,
           1993 between the Company and Michael P. Krasny(i)

      EXHIBIT
        NO.                                     DESCRIPTION OF DOCUMENT
       10(u)   Note dated April 30, 1993 between the Company and American National Bank & Trust Company of Chicago(i)
       10(v)   Indemnification and Hold Harmless Agreement between Michael P. Krasny and the Company dated May 14,
               1993(i)
       10(w)   First Lease Amendment dated as of May 13, 1993 to Lease Agreement dated February 22, 1993 between the
               Company, as lessee, and Chevy Chase Business Park Limited Partnership, as lessor, relating to the premises located in Buffalo Grove, Illinois(i)
       10(x)   Purchase Agreement dated September 21, 1993 between the Company and C.W. Marketing, Inc.(ii)
       10(y)   Note dated July 31, 1993 between the Company and American National Bank and Trust Company of
               Chicago(iii)
       10(z)   Note dated March 18, 1994 between the Company and American National Bank and Trust Company of
               Chicago(iv)
       10(aa)  Form of Indemnification and Hold Harmless Agreement between the Company and the Selling
               Stockholders(v)
       10(bb)  Form of Indemnification and Hold Harmless Agreement between the Company and the Selling Stockholders
               (vii)
       10(cc)  Master Note between the Company and the Northern Trust Company dated June 30, 1995 (vii)
       10(dd)  Revolving Note between the Company and LaSalle National Bank dated June 30, 1995 (vii)
       10(ee)  Lease Agreement dated January 25, 1995 by and between the Company, as lessee, and IJM Management
               Limited Partnership, as agent for the owner, as lessor, relating to the premises located in Chicago,
               Illinois(vi)
       10(ff)  Purchase/Sale Agreement dated and effective February 12, 1996 between the Company, as buyer, and
               Continental Executive Park, L.L.C., as seller, relating to the premises located in Vernon Hills,
               Illinois, made on March 14, 1996 (viii)
       10(gg)  Revolving Note between the Company and LaSalle National Bank dated June 30, 1996 (ix)
       10(hh)  Revolving Note between the Company and The Northern Trust Company dated June 30, 1996 (ix)
       10(ii)  Non-statutory Stock Option Agreement dated September 5, 1996 between the Company and Harry J. Harczak,
               Jr. (x)
       10(jj)  Non-statutory Stock Option Agreement dated September 5, 1996 between the Company and James R. Shanks
               (x)
       10(kk)  Form of Indemnification and Hold Harmless Agreement between the Company and the Selling Shareholder
       10(ll)  CDW 1996 Incentive Stock Option Plan
       16      Letter re: change in certifying accountant(i)
       21      Subsidiaries of the Registrant(i)
       23(a)   Consent of Coopers & Lybrand L.L.P. Independent Accountants
       23(b)   Consent of Saitlin, Patzik, Frank & Samotny Ltd. (included in Exhibit 5)
       24      Power of Attorney (included on page S-6)

-------------------------
       (i) Incorporated by reference from the exhibits filed with the Company's registration statement (33-59802) on Form S-1 filed under the Securities Act of 1933.

      (ii) Incorporated by reference from the exhibits filed with the Company's quarterly report (0-21796) on Form 10-Q for the quarter ended September 30, 1993.

     (iii) Incorporated by reference from the exhibits filed with the Company's annual report (0-21796) on Form 10-K for the year ended December 31, 1993.

      (iv) Incorporated by reference from the exhibits filed with the Company's quarterly report (0-21796) on Form 10-Q for the quarter ended March 31, 1994.

       (v) Incorporated by reference from the exhibits filed with the Company's registration statement (33-78924) on Form S-1 filed under the Securities Act of 1933.

      (vi) Incorporated by reference from the exhibits filed with the Company's quarterly report (0-21796) on Form 10-Q for the quarter ended June 30, 1995.

 (vii) Incorporated by reference from the exhibits filed with the Company's registration statement (33-94820) on Form S-3 filed under the Securities Act of 1933.

(viii) Incorporated by reference from the exhibits filed with the Company's quarterly report (0-21796) on Form 10-Q for the quarter ended March 31, 1996.

  (ix) Incorporated by reference from the exhibits filed with the Company's quarterly report (0-21796) on Form 10-Q for the quarter ended June 30, 1996.

   (x) Incorporated by reference from the exhibits filed with the Company's quarterly report (0-21796) on Form 10-Q for the quarter ended September 30, 1996.

(B) FINANCIAL STATEMENT SCHEDULE

        None

ITEM 17. UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes that:

         (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

        (2) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (3) For purposes of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Buffalo Grove, State of Illinois, on January 31, 1997.

                                          CDW COMPUTER CENTERS, INC.

                                          By:        /s/ MICHAEL P. KRASNY
                                          --------------------------------------
                                                      Michael P. Krasny,
                                                   Chief Executive Officer
                                                   Secretary and Treasurer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Michael P. Krasny and Gregory C. Zeman and each of them acting alone, his true and lawful attorneys-in-fact or agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on its behalf by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                     TITLE                      DATE
                      ---------                                     -----                      ----
                /s/ MICHAEL P. KRASNY                       Chairman of the Board,       January 31, 1997
-----------------------------------------------------       Chief Executive
                  Michael P. Krasny                         Officer,
                                                            Secretary and
                                                            Treasurer
                                                            (Principal
                                                            Executive Officer)

                /s/ GREGORY C. ZEMAN                        President and Director       January 31, 1997
-----------------------------------------------------
                  Gregory C. Zeman

                 /s/ DANIEL B. KASS                         Vice President-Sales         January 31, 1997
-----------------------------------------------------       and Director
                   Daniel B. Kass

                /s/ JOSEPH LEVY, JR.                        Director                     January 31, 1997
-----------------------------------------------------
                  Joseph Levy, Jr.

               /s/ MICHELLE L. COLLINS                      Director                     January 31, 1997
-----------------------------------------------------
                 Michelle L. Collins

              /s/ HARRY J. HARCZAK, JR.                     Chief Financial              January 31, 1997
-----------------------------------------------------       Officer
                Harry J. Harczak, Jr.                       (Principal Financial
                                                            Officer)

                /s/ DANIEL F. CALLEN                        Vice                         January 31, 1997
-----------------------------------------------------       President-Finance,
                  Daniel F. Callen                          Controller and Chief
                                                            Accounting Officer
                                                            (Principal Accounting
                                                            Officer)

                               INDEX TO EXHIBITS

                                                                             SEQUENTIALLY
EXHIBIT                                                                        NUMBERED
NUMBER                           DESCRIPTION OF EXHIBITS                         PAGE
-------                          -----------------------                     ------------
    2(a)   --  Stock Purchase Agreement for Northbrook Ad Agency, Inc.(i)
    2(b)   --  Agreement and Plan of Merger by and between CDW Computer
               Centers, Inc. (a Delaware corporation) and CDW Computer
               Centers, Inc. (an Illinois corporation)(i)
    2(c)   --  Agreement and Plan of Merger by and between CDW Computer
               Centers, Inc. (a Delaware corporation) and CDW Computer
               Centers, Inc. (an Illinois corporation)(vii)
    3(a)   --  Certificate of Incorporation of CDW Computer Centers,
               Inc.(i)
    3(b)   --  Bylaws of CDW Computer Centers, Inc.(i)
    3(c)   --  Articles of Incorporation of CDW Computer Centers, Inc. (an
               Illinois corporation)(vii)
    3(d)   --  Bylaws of CDW Computer Centers, Inc. (an Illinois
               corporation)(vii)
      4    --  Specimen of Certificate for Common Stock(i)
      5    --  Opinion of Saitlin, Patzik, Frank & Samotny Ltd. re:
               Legality
   10(a)   --  CDW Computer Centers, Inc. Employees' Defined Contribution
               Retirement Plan and Trust(i)
   10(b)   --  CDW Incentive Stock Option Plan(i)
   10(c)   --  MPK Stock Option Plan and Agreement(i)
   10(d)   --  MPK Restricted Stock Plan and Agreement(i)
   10(e)   --  Employment and Non-Competition Agreement dated as of March
               15, 1993 between the Company and Michael P. Krasny(i)
   10(f)   --  Employment and Non-Competition Agreement dated as of March
               15, 1993 between the Company and Gregory C. Zeman(i)
   10(g)   --  Employment and Non-Competition Agreement dated as of March
               15, 1993 between the Company and Daniel B. Kass(i)
   10(h)   --  Employment and Non-Competition Agreement dated as of March
               15, 1993 between the Company and Mary C. Gerlits(i)
   10(i)   --  Promissory Note dated December 31, 1992 in the principal amount of $4,000,000 payable to Michael P. Krasny(i)
   10(j)   --  Security Agreement dated as of December 31, 1992 between the
               Company and Michael P. Krasny(i)
   10(k)   --  Loan Modification Agreement dated as of March 17, 1993 between the Company and Michael P. Krasny(i)
   10(l)   --  Promissory Note dated March 19, 1993 in the principal amount of $1,000,000 payable to Gregory C. Zeman(i)
   10(m)   --  Security Agreement dated as of March 19, 1993 between the
               Company and Gregory C. Zeman(i)
   10(n)   --  Tax Indemnification Agreement to be dated as of the closing between the Company and Michael P. Krasny(i)
   10(o)   --  Lease Agreement dated July 31, 1989 between the Company
               (f/k/a MPK Computing, Inc.) as lessee, and IJM Management
               Limited Partnership, as agent for the owner, as lessor,
               relating to the premises located in Chicago, Illinois(i)

                                                                             SEQUENTIALLY
EXHIBIT                                                                        NUMBERED
NUMBER                           DESCRIPTION OF EXHIBITS                         PAGE
-------                          -----------------------                     ------------
   10(p)   --  Lease Agreement dated February 22, 1993 between the Company, as lessee, and Chevy Chase Business Park Limited
               Partnership, as lessor, relating to the premises located in
               Buffalo Grove, Illinois(i)
   10(q)   --  Loan and Security Agreement dated as of January 4, 1993 between the Company and American National Bank & Trust
               Company of Chicago(i)
   10(r)   --  Indemnification Agreement between the Company and Michael P.
               Krasny to be dated as of May 19, 1993(i)
   10(s)   --  CDW Director Stock Option Plan(i)
   10(t)   --  Second Loan Modification Agreement dated as of March 22,
               1993 between the Company and Michael P. Krasny(i)
   10(u)   --  Note dated April 30, 1993 between the Company and American
               National Bank & Trust Company of Chicago(i)
   10(v)   --  Indemnification and Hold Harmless Agreement between Michael
               P. Krasny and the Company dated May 14, 1993(i)
   10(w)   --  First Lease Amendment dated as of May 13, 1993 to Lease
               Agreement dated February 22, 1993 between the Company, as
               lessee, and Chevy Chase Business Park Limited Partnership, as lessor, relating to the premises located in Buffalo
               Grove, Illinois(i)
   10(x)   --  Purchase Agreement dated September 21, 1993 between the
               Company and C.W. Marketing, Inc.(ii)
   10(y)   --  Note dated July 31, 1993 between the Company and American
               National Bank and Trust Company of Chicago(iii)
   10(z)   --  Note dated March 18, 1994 between the Company and American
               National Bank and Trust Company of Chicago(iv)
  10(aa)   --  Form of Indemnification and Hold Harmless Agreement between the Company and the Selling Stockholders(v)
  10(bb)   --  Form of Indemnification and Hold Harmless Agreement between the Company and the Selling Stockholders (vii)
  10(cc)   --  Master Note between the Company and The Northern Trust
               Company dated June 30, 1995. (vii)
  10(dd)   --  Revolving Note between the Company and LaSalle National Bank dated June 30, 1995. (vii)
  10(ee)   --  Lease Agreement dated January 25, 1995 between the Company, as lessee, and IJM Management Limited Partnership, as agent for the owner, as lessor, relating to the premises located in Chicago, Illinois(vi)
  10(ff)   --  Purchase/Sale Agreement dated and effective February 12,
               1996 between the Company, as buyer, and Continental
               Executive Park, L.L.C., as seller, relating to the premises located in Vernon Hills, Illinois, made on March 14, 1996
               (viii)
  10(gg)   --  Revolving Note between the Company and LaSalle National Bank dated June 30, 1996 (ix)
  10(hh)   --  Revolving Note between the Company and The Northern Trust
               Company dated June 30, 1996 (ix)
  10(ii)   --  Non-statutory Stock Option Agreement dated September 5, 1996 between the Company and Harry J. Harczak, Jr. (x)
  10(jj)   --  Non-statutory Stock Option Agreement dated September 5, 1996 between the Company and James R. Shanks (x)
  10(kk)   --  Form of Indemnification and Hold Harmless Agreement between the Company and the Selling Shareholder
  10(ll)   --  CDW 1996 Incentive Stock Option Plan

                                                                                                             SEQUENTIALLY
EXHIBIT                                                                                                        NUMBERED
NUMBER                                  DESCRIPTION OF EXHIBIT                                                   PAGE
-------                                 ----------------------                                               ------------
        16         --  Letter re: change in certifying accountant(i)
        21         --  Subsidiaries of the Registrant(i)
      23(a)        --  Consent of Coopers & Lybrand L.L.P., Independent Accountants
      23(b)        --  Consent of Saitlin, Patzik, Frank & Samotny Ltd. (included in Exhibit 5)
        24         --  Power of Attorney (included on page S-6)

-------------------------
   (i) Incorporated by reference from the exhibits filed with the Company's registration statement (33-59802) on Form S-1 filed under the Securities Act of 1933.

  (ii) Incorporated by reference from the exhibits filed with the Company's quarterly report (0-21796) on Form 10-Q for the quarter ended September 30, 1993.

 (iii) Incorporated by reference from the exhibits filed with the Company's annual report (0-21796) on Form 10-K for the year ended December 31, 1993.

  (iv) Incorporated by reference from the exhibits filed with the Company's quarterly report (0-21796) on Form 10-Q for the quarter ended March 31, 1994.

   (v) Incorporated by reference from the exhibits filed with the Company's registration statement (33-78924) on Form S-1 filed under the Securities Act of 1933.

  (vi) Incorporated by reference from the exhibits filed with the Company's quarterly report (0-21796) on Form 10-Q for the quarter ended June 30, 1995.

 (vii) Incorporated by reference from the exhibits filed with the Company's registration statement (33-94820) on Form S-3 filed under the Securities Act of 1933.

(viii) Incorporated by reference from the exhibits filed with the Company's quarterly report (0-21796) on Form 10-Q for the quarter ended March 31, 1996.

  (ix) Incorporated by reference from the exhibits filed with the Company's quarterly report (0-21796) on Form 10-Q for the quarter ended June 30, 1996.

   (x) Incorporated by reference from the exhibits filed with the Company's quarterly report (0-21796) on Form 10-Q for the quarter ended September 30, 1996.